                                                                  EXHIBIT 2(b)




                          STOCK PURCHASE AGREEMENT


                               BY AND BETWEEN


                        ATLANTIC AMERICAN CORPORATION

                                     AND


                           FUQUA ENTERPRISES, INC.




                        DATED AS OF OCTOBER 16, 1995

                              TABLE OF CONTENTS

    ARTICLE 1    CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.01    Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02    American Safety  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.03    Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.04    Automated Systems  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.05    Automobile Safety  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.06    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.07    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.08    Companies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.09    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.10    Fed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.11    GAAP   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.12    Georgia Insurance Code . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.13    Florida Tax Litigation . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.14    Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.15    Hart-Scott Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.16    InterRedec . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.17    InterRedec Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.18    InterRedec Note  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.19    InterRedec Pledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.20    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.21    Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.22    1933 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.23    1934 Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.24    Person   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.25    Pledged Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.26    Premier  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.27    Prime Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.28    Purchaser Disclosure Memorandum  . . . . . . . . . . . . . . . . . . . . .   3
         1.29    Related Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.30    SAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.31    SEC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.32    Seller Disclosure Memorandum . . . . . . . . . . . . . . . . . . . . . . .   4
         1.33    Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.34    Stockholders' Equity . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.35    Stock Purchase Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.36    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.37    Tax Allocation Agreement . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.38    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         1.39    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4





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


    ARTICLE 2    STOCK PURCHASE AND CLOSING . . . . . . . . . . . . . . . . . . . . . . . .   4

         2.01    Purchase and Sale of the Shares  . . . . . . . . . . . . . . . . . . . . .   4
         2.02    Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.03    Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.04    Post-Closing Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . .   5
         2.05    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.06    Deliveries and Proceedings at the Closing  . . . . . . . . . . . . . . . .   6

    ARTICLE 3    REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . . . . . .   6

         3.01    Organization and Good Standing of Seller; Power and Authority  . . . . . .   6
         3.02    Organization and Good Standing of American Southern; Power and Authority .   6
         3.03    Capitalization and Ownership.  . . . . . . . . . . . . . . . . . . . . . .   7
         3.04    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.05    Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.06    No Violation of Applicable Laws or Agreements. . . . . . . . . . . . . . .   7
         3.07    SEC Filings and Financial Statements . . . . . . . . . . . . . . . . . . .   8
         3.08    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.09    Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         3.11    Pending Litigation or Proceedings  . . . . . . . . . . . . . . . . . . . .   11
         3.12    Compliance With Applicable Laws  . . . . . . . . . . . . . . . . . . . . .   11
         3.13    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.14    Legal Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.15    Investment Assets Custody  . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.16    Insurance Issued . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.17    Insurance Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         3.18    Title to Assets; Material Contracts  . . . . . . . . . . . . . . . . . . .   12
         3.19    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         3.20    Compensation Arrangements; Bank Accounts; Officers and Directors . . . . .   15
         3.21    Transactions With Related Parties  . . . . . . . . . . . . . . . . . . . .   15
         3.22    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         3.23    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         3.24    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

    ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . .   16

         4.01    Purchaser's Organization and Good Standing; Power and Authority  . . . . .   16
         4.02    No Violation of Applicable Laws or Agreements  . . . . . . . . . . . . . .   16
         4.03    Pending Litigation or Proceedings  . . . . . . . . . . . . . . . . . . . .   17

         4.04    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         4.05    Investment Intent; Ability to Bear Risk  . . . . . . . . . . . . . . . . .   17
         4.06    SEC Filings and Financial Statements . . . . . . . . . . . . . . . . . . .   17
         4.07    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . .   18
         4.08    Consents and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . .   18

    ARTICLE 5    CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS  . . . . . . . . . . . . . . .   18

         5.01    Operation of Business Pending Closing  . . . . . . . . . . . . . . . . . .   18
         5.02    Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         5.03    Supplements to Disclosure Memoranda  . . . . . . . . . . . . . . . . . . .   19
         5.04    Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         5.05    Regulatory Approvals and Consents  . . . . . . . . . . . . . . . . . . . .   24
         5.06    Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.07    Exclusive Dealings . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.08    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.09    Resignations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
         5.10    Maintenance of Records . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.11    Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.12    Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         5.13    GAAP Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . .   26

    ARTICLE 6    CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . .   26

         6.01    Conditions to Obligations of Purchaser . . . . . . . . . . . . . . . . . .   26
         6.02    Conditions to Obligations of Seller  . . . . . . . . . . . . . . . . . . .   27

    ARTICLE 7    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         7.01    Indemnification by Seller  . . . . . . . . . . . . . . . . . . . . . . . .   28
         7.02    Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . .   29
         7.03    Indemnification Procedures . . . . . . . . . . . . . . . . . . . . . . . .   30
         7.04    Sole Remedy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

    ARTICLE 8    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

         8.01    When Agreement May be Terminated . . . . . . . . . . . . . . . . . . . . .   32
         8.02    Final Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         8.03    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . .   32

    ARTICLE 9    ARBITRATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

         9.01    Agreement to Arbitrate . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         9.02    Initiating Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         9.03    Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         9.04    Costs 33 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

    ARTICLE 10   MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

         10.01   Nature and Survival of Representations . . . . . . . . . . . . . . . . . .   33
         10.02   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         10.03   Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         10.04   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         10.05   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         10.06   Invalid Provision  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.07   Subsequent SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.08   Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.09   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.10   Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.11   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35
         10.12   Person and Gender  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         10.13   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         10.14   Interpretations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         10.15   Execution in Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .   36

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of October 16, 1995 by and between ATLANTIC AMERICAN CORPORATION, a Georgia corporation ("Purchaser"), and FUQUA ENTERPRISES, INC. (formerly known as Vista Resources, Inc.), a Delaware corporation ("Seller").


                                   RECITALS

    WHEREAS, Seller owns 100% of the issued and outstanding capital stock of American Southern Insurance Company, a Georgia corporation ("American Southern"); and

    WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase, all of the capital stock of American Southern, in accordance with the terms and conditions of this Agreement;

    NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                  ARTICLE 1
                             CERTAIN DEFINITIONS

    As used herein, the following terms have the following respective meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

    1.01 "Agreement" means this Stock Purchase Agreement and the Exhibit hereto, as the same may be supplemented, modified or amended from time to time.

    1.02 "American Safety" means American Safety Insurance Company, a Georgia corporation and wholly owned subsidiary of American Southern.

    1.03 "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all Governmental Authorities.

    1.04 "Automated Systems" means Automated Systems of Georgia, Inc., a Georgia corporation and wholly owned subsidiary of American Southern.

    1.05 "Automobile Safety" means Automobile Safety Management, Inc., a Delaware corporation and wholly owned subsidiary of American Southern.

    1.06 "Closing" means the consummation of the transactions described in this Agreement, and "Closing Date" means the date upon which such consummation occurs.

    1.07 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

    1.08 "Companies" means American Southern collectively with the Subsidiaries.

    1.09 "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

    1.10 "Fed" means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of New York acting as bailee for the Board of Governors.

    1.11 "GAAP" means generally accepted accounting principles.

    1.12 "Georgia Insurance Code" means Title 33 of the Official Code of Georgia Annotated and all regulations promulgated thereunder.

    1.13 "Florida Tax Litigation" means the premium tax litigation with respect to the period from 1985 through 1990 involving American Southern and the State of Florida Department of Revenue currently being litigated in the District Court of Appeals, 1st District of Florida (Civil Action No. 95-2588).

    1.14 "Governmental Authority" means any federal, state, county, local, foreign or other governmental or public agency, instrumentality, commission, authority, board or body.

    1.15 "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all regulations promulgated thereunder.

    1.16 "InterRedec" means InterRedec Southern Company, Inc., a Delaware corporation.

    1.17 "InterRedec Escrow" means that certain Escrow Agreement dated as of October 11, 1991 by and among Seller, InterRedec and First Union National Bank of Georgia.

    1.18 "InterRedec Note" means that certain Nonnegotiable Note dated October 11, 1991 made by Seller, payable to InterRedec.

    1.19 "InterRedec Pledge" means that certain Pledge and Security Agreement dated October 11, 1991 by and between Seller and InterRedec.

    1.20 "Knowledge" (i) with respect to Seller, means those facts known, or which should have been known with reasonable diligence, by any of the officers or directors of the Companies; and (ii) with respect to Purchaser, means those facts known, or which should have been known with reasonable diligence, by any of the officers or directors of Purchaser.

    1.21 "Material Adverse Effect" means a material adverse effect to the property, results of operations or financial condition of (a) American Southern and the Subsidiaries taken as a whole, or (b) Purchaser, as shall be applicable in the context in which the term is used; provided, however, that a Material Adverse Effect shall not include the effect of any matter which has or may have an industry-wide effect, or any general economic conditions.

    1.22 "1933 Act" means the Securities Act of 1933, as amended.

    1.23 "1934 Act" means the Securities Exchange Act of 1934, as amended.

    1.24 "Person" means an individual, corporation, partnership, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

    1.25 "Pledged Shares" means the 149,998 shares of American Southern common stock pledged to InterRedec by Seller pursuant to the InterRedec Pledge.

    1.26 "Premier" means Premier Adjusting and Claims Service, Inc., a Georgia corporation and wholly owned subsidiary of American Southern.

    1.27 "Prime Rate" means the prime rate as published in the "Money Rates" column of The Wall Street Journal, Eastern Edition; in the event that more than one such rate is reported, the Prime Rate shall equal the average of such rates.

    1.28 "Purchaser Disclosure Memorandum" means the written information entitled "Purchaser Disclosure Memorandum" delivered to Seller prior to the date of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section in which such matter is included.

    1.29 "Related Party" means Seller; any of the officers or directors of any of the Companies; any affiliate of Seller, any Company or any of their respective officers or directors; or any business or entity in which Seller, any Company, or any affiliate of any such person has any direct or material indirect interest.

    1.30 "SAP" means the statutory accounting practices as prescribed or permitted by the Georgia Insurance Department.

    1.31 "SEC" means the Securities and Exchange Commission.

    1.32 "Seller Disclosure Memorandum" means the written information entitled "Seller Disclosure Memorandum" delivered to Purchaser prior to the date of this Agreement describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall be deemed to be disclosed for purposes of all other Sections, provided that the relevance to the Section from which any such matter is omitted is apparent from the disclosure with respect to the Section in which such matter is included.

    1.33 "Shares" means 100% of the issued and outstanding shares of capital stock of American Southern.

    1.34 "Stockholders' Equity" means total assets minus total liabilities of American Southern on a consolidated SAP basis.

    1.35 "Stock Purchase Agreement" means that certain Stock Purchase Agreement dated as of September 17, 1991, among Seller, Concorde Finance & Investment, Inc., InterRedec, Inc., InterRedec and American Southern.

    1.36 "Subsidiaries" means American Safety, Automated Systems, Automobile Safety and Premier.

    1.37 "Tax Allocation Agreement" means the tax allocation agreement dated as of October 11, 1991 between Seller and American Southern.

    1.38 "Tax Returns" means all returns or reports, including accompanying schedules, with respect to Taxes.

    1.39 "Taxes" means all federal, state, local and foreign income, premium, payroll, withholding, excise, sales, use, real and personal property, use and occupation, mercantile, capital stock, franchise and other taxes, including interest and penalties thereon and all estimated taxes.


                                  ARTICLE 2
                          STOCK PURCHASE AND CLOSING


    2.01 Purchase and Sale of the Shares. Upon and subject to the terms and conditions of this Agreement, Seller shall sell, and Purchaser shall purchase, the Shares.

    2.02 Consideration. The aggregate consideration (the "Purchase Price") to be paid by Purchaser to Seller for the Shares shall be $34,000,000, subject to adjustment as described in Section 2.04.

    2.03 Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

    (a) at Closing, Purchaser shall execute and deliver to Seller a promissory note (the "Purchaser Note") in substantially the form attached hereto as
Exhibit 2.03 in a principal amount equal to the total amount of the principal plus accrued interest (as determined pursuant to Section 2(c) of the InterRedec
Note) owed by Seller under the InterRedec Note as of the Closing Date; and

    (b) at Closing, Purchaser shall pay to Seller in cash the difference between $34,000,000 and the principal amount of the Purchaser Note, by means of a wire transfer of immediately available funds (U.S. Dollars) to an account designated by Seller.


    2.04 Post-Closing Adjustment.

    (a) As soon as practicable, but in any event within thirty (30) days after Closing, Purchaser shall, under the direction and supervision of Roy S. Thompson, Jr., Scott G. Thompson and Calvin L. Wall, or any of them, prepare and deliver to Seller a balance sheet of American Southern as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with SAP reporting practices consistently applied (but subject to the provisions of Section 5.04(i)). Without limiting the generality of the foregoing sentence, the parties expressly agree that the Closing Balance Sheet shall include amounts for insurance liability reserves calculated in a manner and using methodologies and assumptions consistent in all respects with American Southern's practice of calculating such reserves during the 24-month period immediately prior to the Closing Date.

    (b) Seller shall have fifteen (15) days after receipt of the Closing Balance Sheet in which to review such Closing Balance Sheet, and during such 15-day period, Purchaser shall make available to Seller and its representatives all information regarding preparation of the Closing Balance Sheet as may be reasonably requested by Seller, including, without limitation, access to all employees, books, records and work papers. If within such 15-day period Seller does not provide Purchaser with written notice of any objection to the Closing Balance Sheet, the Closing Balance Sheet shall be deemed accepted by, and final and binding upon, both parties. If Seller does provide Purchaser with written notice of any objection within such 15-day period, then the parties shall in good faith attempt to resolve such dispute within fifteen (15) days after Purchaser's receipt of Seller's objection notice. If such dispute cannot be resolved by the parties, the dispute shall be submitted to arbitration in accordance with the provisions of Article 9 hereof, except that the third arbitrator selected from a AAA list (as described in Section 9.02) must be an independent certified public accountant knowledgeable about SAP.

    (c) Once the Closing Balance Sheet has been deemed final and binding on the parties, whether by failure of Seller to object, agreement of the parties or arbitration, within five (5) business days thereafter, Seller shall pay to Purchaser in immediately available funds the amount, if any, by which the Stockholders' Equity reflected on the Closing Balance Sheet is less than $26,800,000, plus interest thereon at the Prime Rate in effect on the Closing Date for the period of the Closing Date through the date of payment. If such Stockholders' Equity as reflected on the Closing Balance Sheet is equal to or greater than $26,800,000, neither party shall owe the other any additional amounts.

    (d) Notwithstanding anything to the contrary contained herein, the parties agree that all payables of any of the Companies to Seller or any of its affiliates shall be accrued on the Closing Balance Sheet and paid at Closing or paid prior to Closing (in which case the Companies shall furnish Seller with satisfactory evidence of such payment).

    2.05 Closing. Closing shall be effective as of the close of business on the last day of the month in which all of the conditions set forth in Article 6 are satisfied or waived, and Closing shall take place at such time and place as the parties may agree.

    2.06 Deliveries and Proceedings at the Closing. At the Closing, the parties shall execute and deliver each agreement and instrument required or contemplated by this Agreement to be so executed and delivered and not theretofore executed and delivered. In addition, at the Closing, (i) Purchaser shall deliver to Seller the Purchase Price, and (ii) Seller shall deliver to Purchaser the certificate or certificates evidencing the Shares, duly endorsed in blank for transfer or accompanied by duly executed irrevocable stock powers in blank, free and clear of all liens, encumbrances, pledges, options, voting agreements, contractual rights or other claims whatsoever. All actions taken at the Closing shall be deemed to occur simultaneously.


                                  ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Purchaser as of the date hereof as follows:

    3.01 Organization and Good Standing of Seller; Power and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Seller of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller. No other corporate or shareholder proceedings on the part of Seller is necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and constitutes Seller's valid and binding obligations, enforceable against Seller in accordance with its terms.

    3.02 Organization and Good Standing of American Southern; Power and Authority. American Southern is a corporation duly organized, validly existing and in good standing under the laws of Georgia. American Southern has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased.

The copies of American Southern's articles of incorporation and bylaws, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

    3.03 Capitalization and Ownership. American Southern's authorized capital stock consists solely of 300,000 shares of common stock, par value $10 per share, 300,000 of which are currently issued and outstanding and none of which are held in its treasury. All of such outstanding shares of American Southern have been duly authorized, validly issued and are fully paid and nonassessable. Such issued and outstanding shares constitute the Shares, all of which are owned beneficially and of record by Seller, free and clear of any liens, encumbrances, pledges, options, voting agreements, contractual rights or other claims whatsoever, other than the security interest created pursuant to the InterRedec Pledge. As of the Closing, the Shares will be solely owned, beneficially and of record, free and clear of all liens, encumbrances, pledges, options, voting agreements, contractual rights or other claims whatsoever. There are no outstanding options, warrants, preemptive rights, agreements, calls, commitments or demands of any character relating to the capital stock of American Southern and no securities convertible into or exchangeable for any of such capital stock.

    3.04 Subsidiaries. American Southern owns, free and clear of all liens and encumbrances whatsoever, 100% of the issued and outstanding capital stock of each Subsidiary. All of such outstanding shares of the Subsidiaries have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of any Subsidiary and no securities convertible into or exchangeable for any of such capital stock.
Section 3.04 of the Seller Disclosure Memorandum accurately sets forth the number of shares, classes and par values of the authorized and issued shares of the Subsidiaries. American Southern does not, directly or indirectly, own any stock of, or any other interest in, any Person other than the Subsidiaries, except that American Southern may own interests held for investment purposes not exceeding 10% of any such single Person. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its incorporation, and each Subsidiary has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased.
The copies of the articles of incorporation and bylaws of each Subsidiary, as amended to date, which have been delivered to Purchaser, are correct and complete and are in full force and effect.

    3.05 Qualification. Each of the Companies is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under Applicable Law, except where the failure to be so duly qualified or licensed or in good standing would not have a Material Adverse Effect.

    3.06 No Violation of Applicable Laws or Agreements. The execution and delivery of this Agreement by Seller do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) violate or conflict with any provision of Seller's or the Companies' articles of incorporation or bylaws; (b) except as set forth in Section 3.06 of the Seller Disclosure Memorandum, violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which any of Seller or the Companies is a party or by which any of them or any of their assets may be bound or affected, or any Applicable Law; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Companies' assets or give to others any interests or rights therein; other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    3.07 SEC Filings and Financial Statements.

    (a) Seller has heretofore delivered to Purchaser copies of Seller's (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994, (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, and
(iii) all other reports, registration statements and other documents filed by Seller with the SEC since December 31, 1994 (collectively, the "Seller SEC Filings"). Since December 31, 1994, Seller has timely filed all reports, registration statements and other documents required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, registration statements and other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the 1933 Act or the 1934 Act. As of their respective filing and effective dates, none of such reports, registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) Seller has delivered, or prior to Closing will deliver, to Purchaser complete and correct copies of the following financial statements:

        (i) the Annual Statements of each of American Southern and American Safety filed with the Georgia Insurance Department for the years ending December 31, 1992, 1993 and 1994, together with the exhibits and schedules thereto (collectively the "Annual Statements");

        (ii) the Quarterly Statements of each of American Southern and American Safety filed with the Georgia Insurance Department for the quarters ending March 31, 1995 and June 30, 1995, together with the exhibits and schedules thereto (collectively, the "Quarterly Statements");

        (iii) the audited balance sheets (on a SAP basis), statements of income, statements of changes in capital and surplus, and statements of cash flows of American Southern on an unconsolidated basis as of and for the years ended December 31, 1992, 1993 and 1994 (such financial statements, including all notes and schedules thereto and the independent auditors' report of Ernst & Young LLP thereon, being the "Audited Statements") (the balance sheet as of December 31, 1994 included in the Audited Statements is referred to herein as the "1994 Balance Sheet"); and

        (iv) the unaudited balance sheet (on a SAP basis) of American Southern on a consolidated basis (consolidating American Southern with the Subsidiaries) as of June 30, 1995 (the "Balance Sheet Date"), and the unaudited statement of income of American Southern on a consolidated basis for the six-month period ending on the Balance Sheet Date (collectively, the "Interim Unaudited Statements").

    The statutory financial statements contained in the Annual Statements (and with respect to clause (ii) below, other items contained in the Annual Statements) and the Audited Statements (i) have been prepared in conformity with SAP using comparable estimates and assumptions applied on a consistent basis with the December 31, 1994 financial statements, except that the financial statements contained in the Quarterly Statements are unaudited, (ii) are true, correct and complete and in accordance with the books and records of each Company, respectively, and (iii) present fully and fairly, on a SAP basis, the financial condition, assets and liabilities of each of American Southern and American Safety, as the case may be, as of the respective dates thereof and the results of operations and cash flows for the respective periods indicated. The financial statements contained in the Quarterly Statements include all adjustments necessary for a fair presentation of the financial position of each Company, respectively, and the results of its operations for the interim period presented, subject to normal recurring year-end adjustments and the omission of footnote disclosures. The Interim Unaudited Statements have been prepared in accordance with SAP applied on a consistent basis throughout the period involved and present fairly the financial condition, assets and liabilities of the Companies as of the respective dates thereof and the results of operations for the period indicated, subject to normal recurring year-end adjustments and the omission of footnote disclosures.

    (c) Seller has delivered to Purchaser complete and correct copies of the Insurance Holding Company System Registration Statement on Form B as filed by American Southern on behalf of itself and American Safety for the years ended December 31, 1992, 1993 and 1994. Such Forms B, as well as the Annual Statements and the Quarterly Statements, when filed complied in all material respects with the Georgia Insurance Code.

    3.08 Absence of Certain Changes. Except as disclosed in Section 3.08 of the Seller Disclosure Memorandum, since the Balance Sheet Date (i) there has been no occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect upon the Companies, and (ii) none of the Companies has taken any action that would be prohibited under Section 5.01 after the date of this Agreement. Since the Balance Sheet Date, the business of the Companies has been conducted only in the ordinary and usual course consistent with past practice, except with respect to the transactions contemplated in this Agreement.

    3.09 Reserves. All losses and loss adjustment expenses established and reflected in the 1994 Balance Sheet in respect of the Companies' insurance policies was determined in accordance with generally accepted actuarial standards, was based on actuarial estimates and assumptions that were reasonable and appropriate to the relevant insurance policies and were recorded in compliance with the applicable requirements of the Georgia Insurance Code.

    3.10 Tax Matters. Except as set forth in Section 3.10 of the Seller Disclosure Memorandum:

    (a) None of the Companies (i) is, or since Seller's acquisition of the Shares has been, a member of an affiliated group of corporations within the meaning of Section 1504 of the Code filing a consolidated or combined Tax Return other than (A) the affiliated group of which Seller is the common parent (the "Seller Group") with respect to federal Tax Returns, and (B) an affiliated group or groups consisting solely of American Southern and one or more of the Subsidiaries with respect to state Tax Returns (a "Subsidiary Group"); or (ii) has any liability for Taxes of any Person other than the members of the Seller or Subsidiary Group.

    (b) Each Seller Group and Subsidiary Group has (i) timely filed all Tax Returns required to be filed by it; (ii) paid all Taxes shown to have become due pursuant to such filed Tax Returns; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received, except where the failure to file such Tax Returns or pay such Taxes would not have a Material Adverse Effect. All Tax Returns of each Seller Group and Subsidiary Group (i) have been prepared in accordance with all Applicable Laws, and (ii) accurately reflect the taxable income (or other measure of tax) of the corporation or corporations filing the same, except where the failure to do so has not had a Material Adverse Effect on the Companies. All Taxes of the Companies for periods after December 31, 1994 have been paid or are adequately reserved against on the GAAP and SAP books of the Companies. The Companies have timely filed all information returns or reports, including Forms 1099, that are required to be filed and have accurately reported all information required to be included on such returns or reports. True copies of federal income tax returns of the Companies included in the consolidated Tax Returns for the Seller Group for each of the fiscal years ended December 31, 1992 through December 31, 1994 have been made available to Purchaser. True copies of the state Tax Returns of the Companies filed most recently in each state, respectively, in which the Companies have filed Tax Returns have been delivered to Purchaser.

    (c) There are no proposed assessments of Taxes against the Companies, no proposed adjustments to any Tax Return pending against the Seller Group with respect to the Companies' operations or assets, and no proposed adjustments to the manner in which any Tax of the Seller Group is determined with respect to the Companies' operations or assets. No claim has been made by a taxing authority in a jurisdiction where the Companies do not file Tax Returns that any of the Companies is or may be subject to taxation by that jurisdiction.

    (d)     Since Seller's acquisition of the Shares, none of the Companies has
(i) filed any consent agreement under Section 341(f) of the Code, (ii) executed or been the subject of a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding, (iii) joined in or been required to join in filing a consolidated or combined federal, state or local Tax Return with any corporation other than a current or former member of the Seller Group or Subsidiary Group, (iv) been the subject of a ruling of the Internal Revenue Service or any state or local revenue authority that has continuing application to the Companies, (v) been the subject of a closing agreement with any taxing authority that has continuing effect, or (vi) granted a power of attorney with respect to any Tax matters that has continuing effect. During the immediately preceding three years, none of the Companies has agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

    (e) Seller is not a "foreign person" within the meaning of Section 1445 of the Code.

    (f) Seller has no Knowledge of any matter involving Taxes with respect to the Seller Group that would make the Companies subject to joint and severable liability of Seller and is reasonably likely to have a Material Adverse Effect on the Companies.

    3.11 Pending Litigation or Proceedings. Except for claims under insurance contracts against the Companies in the ordinary course of business, or as set forth in Section 3.11 of the Seller Disclosure Memorandum, there are no claims, suits, actions, proceedings, arbitrations or investigations pending, or to the Knowledge of Seller threatened, against or otherwise relating to or involving any of the Companies or any of their properties, the outcome of which would reasonably be expected to have a Material Adverse Effect or to affect the ability of Seller to consummate the transactions contemplated by this Agreement. Except as set forth in Section 3.11 of the Seller Disclosure Memorandum, with respect to American Southern and American Safety (i) no investigation or examination by any insurance regulatory authority is pending, and (ii) no such investigation or examination has occurred since the date upon which Seller acquired the Shares. Section 3.11 of the Seller Disclosure Memorandum describes each instance in which either American Southern or American Safety has been the subject of a fine or penalty by an insurance regulatory authority since the date upon which Seller acquired the Shares.

    3.12 Compliance With Applicable Laws. None of the Companies is in violation of any Applicable Law, except for possible violations that would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.
Each of the Companies holds all licenses, permits, registrations and other authorizations required to conduct its business, and all such licenses, permits, registrations and other authorizations are valid and in full force and effect, except for those the absence of which are not reasonably likely to have a Material Adverse Effect. Each of the Companies is in compliance with all such licenses, permits, registrations and authorizations, except for possible failures to be so in compliance which are not reasonably likely to have a Material Adverse Effect.

    3.13 Consents and Approvals. Except as set forth in Section 3.13 of the Seller Disclosure Memorandum, except as required under the Hart-Scott Act, and except for the approval of the Georgia Insurance Department, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.

    3.14 Legal Investments. The bonds, stocks and other investments owned beneficially or of record by the Companies are permissible investments for them under the Georgia Insurance Code.

    3.15 Investment Assets Custody. Section 3.15 of the Seller Disclosure Memorandum contains a complete and correct list of all custodians and depositories for investment assets of any of the Companies, and lists the persons having signatory authority or access thereto on behalf of any of the Companies.

    3.16 Insurance Issued. All insurance policies and contracts issued by American Southern or American Safety now in force (other than policies and contracts issued under applicable surplus lines laws) are on forms and at rates approved by the insurance regulatory authority of the state or jurisdiction where issued or have been filed with and not objected to by such authority within the period provided for objection.

    3.17 Insurance Agents. Section 3.17 of the Seller Disclosure Memorandum contains a complete and correct list of all insurance agencies and agents authorized to write insurance on behalf of American Southern or American Safety as of the date shown on such list. To the Knowledge of Seller, all such agencies and agents are duly licensed with the insurance regulatory authority of the state or jurisdiction in which such agency or agent writes insurance on behalf of American Southern or American Safety.

    3.18    Title to Assets; Material Contracts.

    (a) Each of the Companies has (i) good and marketable title, or valid and binding leasehold rights in the case of leased property, to all material personal property owned or leased by it, and (ii) valid and binding leasehold rights to all real property leased by it, free and clear of any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever, other than those that would not, individually or in the aggregate, have a Material Adverse Effect. None of the Companies owns any real property. Section 3.18(a) of the Seller Disclosure Memorandum contains a complete and accurate list of all real property leased by any of the Companies, including the date of expiration of each such lease. All material items of personal property owned or leased by the Companies are in good condition and repair, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with past practices. All of the assets that are being used on a regular basis in the business are being conveyed to Purchaser.

    (b) Section 3.18(b) of the Seller Disclosure Memorandum contains a complete and correct list of (i) all reinsurance agreements; (ii) all loan or credit agreements, mortgages, indentures, or other agreements for borrowed money; (iii) all employment or compensation agreements with officers, directors, employees, agents (other than insurance agents), consultants and independent contractors; and (iv) all other contracts, leases, agreements or legal commitments of any kind, oral or written, formal or informal, pursuant to which any of the Companies owes more than $50,000 per calendar year (the agreements described in (i)-(iv) and those that cannot be terminated upon 30 days notice without payment or penalty are collectively the "Material Contracts"). Except as described in Section 3.18 of the Seller Disclosure Memorandum, all Material Contracts are in full force and effect, and none of the Companies is in default under, nor has any event occurred which with the passage of time or giving of notice or both would result in any of the Companies being in default under, any of the terms thereof.

    3.19    Employee Benefit Plans.

    (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive or other compensation plan or arrangement, and other employee fringe benefit plans presently maintained by, or contributed to by the Companies or by Seller for the benefit of any current or former employee of the Companies are those listed in Section 3.19 of the Seller Disclosure Memorandum (the "Benefit Plans"). None of the Benefit Plans are provided by Seller; all of such Benefit Plans are provided by American Southern.

    (b) American Southern and each of the Benefit Plans, are in compliance in all material respects with the applicable provisions of ERISA and those provisions of the Code applicable to the Benefit Plans.

    (c) All contributions to, and payments from, the Benefit Plans which may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have, in all material respects, been timely made.

    (d) There are (i) no pending investigations by any Governmental Authority involving the Benefit Plans, (ii) no termination proceedings involving the Benefit Plans,

(iii) to Seller's Knowledge, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which could give rise to any material liability and (iv) no facts which could give rise to any material liability in the event of such investigation, claim, suit or proceeding.

    (e) Neither the Benefit Plans, American Southern nor any employee of the foregoing, nor, to Seller's Knowledge, any trusts created thereunder, or any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject the Companies to the tax or penalty on prohibited transactions imposed by such Section 4975 or the sanctions imposed under Title I of ERISA. Neither the Benefit Plans nor any such trust has been terminated nor to Seller's Knowledge have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof.

    (f) No Benefit Plan subject to Title IV of ERISA has incurred any material liability to the Pension Benefit Guaranty Corporation other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code.

    (g) At no time for which any relevant statute of limitations remains open have (a) American Southern, (b) any employer that is, together with American Southern, treated as a "single employer" under Section 414(b), 414(c) or 414(m) of the Code (an "Affiliate"), or (c) any employer that was at any time after September 2, 1984, an Affiliate of American Southern (a "Former Affiliate"), incurred any liability which could subject Purchaser or American Southern to liability under Section 4062, 4063 or 4064 of ERISA.

    (h) At no time for which any relevant statute of limitations remains open have American Southern or any Affiliate or Former Affiliate been required to contribute to, or incurred any withdrawal liability within the meaning of
Section 4201 of ERISA, to any multiemployer pension plan, within the meaning of
Section 3(37) of ERISA, which liability has not been fully paid as of the date hereof.

    (i) American Southern has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is, or was during any taxable year of American Southern for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

    (j) American Southern has not incurred and is not reasonably likely to incur any liability that is or could reasonably be expected to become a material liability of American Southern with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

    (k) No payment which is or may be made by American Southern, or from any Benefit Plan, to any employee, former employee, director or agent of American Southern under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an excess parachute payment under Section 28OG of the Code.

    3.20    Compensation Arrangements; Bank Accounts; Officers and Directors.
Section 3.20 of the Seller Disclosure Memorandum sets forth the following information:

    (a) the name and current annual salary, including any bonus, if applicable, of each of the present officers and employees of the Companies whose current annual salary, including any promised or customary bonus, equals or exceeds $100,000, together with a statement of the full amount of all cash remuneration paid by the Companies to each such person and to any director of the Companies, during the twelve-month period ending on August 31, 1995;

    (b) the name of each bank in which any of the Companies has an account or safe deposit box, the identifying numbers thereof, and the names of all persons authorized to draw thereon or to have access thereto; and

    (c) the name and title of each director and officer of each of the Companies and of each trustee, fiduciary or plan administrator of each Benefit Plan.

    3.21    Transactions With Related Parties.  Except as disclosed in Section
3.21 of the Seller Disclosure Memorandum, no Related Party:

    (a) has borrowed money or loaned money to any of the Companies which will not be repaid on or before Closing;

    (b)     has any contractual or other claim against any of the Companies; or

    (c) had, since January 1, 1993, any interest in any property or assets used by the Companies in its business.

    3.22 Labor Relations. Except as disclosed in Section 3.22 of the Seller Disclosure Memorandum, (a) no employee of any of the Companies is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against any of the Companies pending or overtly threatened before the National Labor Relations Board; and (c) there is no labor strike, dispute, slow down or stoppage actually pending or, to the Knowledge of Seller, threatened against or involving any of the Companies.

    3.23 Brokerage. None of Seller or the Companies has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

    3.24 Insurance. All of the Companies' properties and assets of an insurable nature and of a character usually insured by companies of similar size and in similar businesses are insured by the Companies in such amounts and against such losses, casualties or risks as is (a) usual in such companies and for such properties, assets and businesses, or (b) required by any Applicable Law. Section 3.24 of the Seller Disclosure Memorandum contains a complete and accurate list of all insurance policies held or owned by the Companies relating to their business now in force. All such policies are in full force and effect.

                                  ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser hereby represents and warrants to Seller as of the date hereof as follows:

    4.01 Purchaser's Organization and Good Standing; Power and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Georgia. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of, and the performance by Purchaser of its obligations under, this Agreement have been duly and validly authorized by all necessary corporate action on the part of Purchaser. No other corporate or shareholder proceedings on the part of Purchaser are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes Purchaser's valid and binding obligation, enforceable against Purchaser in accordance with its terms.

    4.02 No Violation of Applicable Laws or Agreements. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Purchaser, will not (a) violate or conflict with any provision of Purchaser's articles of incorporation or bylaws; (b) except as set forth in Section 4.02 of the Purchaser Disclosure Memorandum, violate, conflict with or result in the breach or termination of, or otherwise give any contracting party (which has not consented to such execution, delivery and consummation) the right to change the terms of, or to terminate or accelerate the maturity of, or constitute a default under the terms of, any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which Purchaser is a party or by which any of its assets may be bound or affected, or any Applicable Law; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Purchaser's assets or give to others any interests or rights therein;

other than any such conflicts, breaches, terminations, accelerations, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

    4.03    Pending Litigation or Proceedings.  Except as set forth in Section
4.03 of the Purchaser Disclosure Memorandum, there are no claims, suits, actions, proceedings, arbitrations or investigations pending or, to the Knowledge of Purchaser, threatened, against or otherwise relating to or involving Purchaser or any of its properties, the outcome of which would reasonably be expected to have a Material Adverse Effect or to affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

    4.04 Brokerage. Purchaser has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereby.

    4.05 Investment Intent; Ability to Bear Risk. Purchaser is acquiring the Shares for investment for its own account and not with a view to, or for offer or sale in connection with, any public distribution thereof. Purchaser has not been and is not involved with any Person concerning an Alternative Transaction (as such term is defined in Section 5.07). Purchaser is familiar with the property and casualty insurance business, and has the requisite knowledge and experience to evaluate the merits and risks of its acquisition of the Shares.

    4.06    SEC Filings and Financial Statements.

    (a)     Purchaser has heretofore delivered to Seller copies of Purchaser's
(i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994,
(ii) 1994 Annual Report to Shareholders, (iii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1995, and (iv) all other reports, registration statements and other documents filed by Purchaser with the SEC since December 31, 1994 (collectively, the "Purchaser SEC Filings"). Since December 31, 1994, Purchaser has timely filed all reports, registration statements and other documents required to be filed with the SEC under the rules and regulations of the SEC, and all such reports, registration statements and other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the 1933 Act or the 1934 Act. As of their respective filing and effective dates, none of such reports, registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The audited consolidated financial statements and unaudited interim consolidated financial statements of Purchaser contained or incorporated by reference in the Purchaser SEC Filings have been prepared in conformity with GAAP, and, together with the notes thereto, present fairly the consolidated financial position of Purchaser and its subsidiaries at the dates shown and the consolidated results of their operations, changes in stockholders' equity and cash flows for the periods then ended. The unaudited interim consolidated financial statements as of, and for, the period ending June 30, 1995 include all adjustments necessary for a fair presentation of the financial position of Purchaser and its subsidiaries and the results of their respective operations for the interim periods presented, subject to normal, recurring year-end adjustments and the omission of footnote disclosures.

    4.07 Absence of Certain Changes. Except as disclosed in Section 4.07 of the Purchaser Disclosure Memorandum or as specifically disclosed in the Purchaser SEC Filings, since June 30, 1995 (i) there has been no occurrence having, or which would reasonably be expected to result in, a Material Adverse Effect upon Purchaser. Since June 30, 1995, the business of Purchaser has been conducted only in the ordinary and usual course consistent with past practice, except with respect to transactions contemplated in this Agreement.

    4.08 Consents and Approvals. Except as set forth in Section 4.08 of the Purchaser Disclosure Memorandum, except as required under the Hart-Scott Act, and except for the approval of the Georgia Insurance Department, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not require any consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority.


                                  ARTICLE 5
                 CERTAIN ADDITIONAL COVENANTS AND AGREEMENTS

    5.01 Operation of Business Pending Closing. Prior to the Closing Date, except with the prior consent of Purchaser and except as necessary to effect the transactions contemplated in this Agreement, (a) Seller shall cause the Companies to conduct their business in the usual and ordinary course as currently being conducted, and (b) without limiting the generality of the foregoing clause (a), Seller shall cause each of the Companies not to do any of the following:

        (i) amend its articles of incorporation or bylaws, or merge, consolidate, liquidate or dissolve;

        (ii) issue any capital stock, any securities convertible or exchangeable into capital stock, or any options, warrants or rights with respect to capital stock, or split, subdivide or reclassify its capital stock;

        (iii) declare or pay any dividend or make any other distribution on its capital stock other than cash dividends on the Shares in an amount not exceeding $300,000 per month;

        (iv) increase the compensation or benefits of officers or employees of the Companies or pay any bonuses except for normal and customary increases made or bonuses paid or accrued in accordance with past practices;

        (v) except in the ordinary course of business, create or incur any lien, encumbrance, mortgage, pledge, charge or security interest whatsoever on any of its properties; or, except for the issuance of insurance contracts or policies and the settlement of insurance claims in the ordinary course of business, incur or assume any guaranty or other liability to discharge an obligation of another, or incur or assume any obligations for money borrowed, or cancel or discount any material debt owed to it;

        (vi) enter into or terminate any Material Contract;

        (vii) make any expenditure for fixed assets in excess of $25,000 for any single item or $100,000 in the aggregate;

        (viii) do or fail to do anything that will cause a breach of, or default under, any Material Contract; or

        (ix) make any change of a material nature in the Companies' accounting procedures, methods, policies or practices or the manner in which the Companies maintain their records.

    5.02 Access to Information. Between the date hereof and the Closing Date, Seller shall give, and shall cause the Companies to give, to Purchaser and its authorized representatives, during normal business hours, access to all of the Companies' properties, contracts, books and records, and Seller shall furnish, and shall cause the Companies to furnish, to Purchaser and its authorized representatives such additional financial, legal and other information with respect to the Companies that Purchaser may reasonably request. Purchaser shall use such information solely for the purpose of conducting business, legal and financial reviews of the Companies and for such other purposes as may be related to this Agreement. Purchaser shall maintain the confidentiality of all such information (other than information that is in the public domain or otherwise ascertainable from public or outside sources) except to the extent that disclosure is required by judicial process or governmental regulatory authorities, in which case Purchaser shall give Seller prompt notice in order that Seller may seek to obtain a protective order.

    5.03 Supplements to Disclosure Memoranda. At any time and from time to time between the date hereof and the date that is two business days prior to the Closing Date, Seller and Purchaser shall have the right and the continuing obligation to supplement their respective Disclosure Memoranda with respect to any matter arising or coming to the Knowledge of Seller or Purchaser after the date hereof that, if existing, occurring or known at such date, would have been required to be set forth or described in such Disclosure Memorandum. A party receiving a supplemented Disclosure Memorandum within 10 days prior to the anticipated Closing Date may unilaterally extend the time of the

Closing up to 10 days from the receipt of the supplement for the sole purpose of reviewing the supplemental Disclosure Memorandum. If, in the recipient party's reasonable determination, any such supplements provided by the other party reveal any Material Adverse Effect or any condition or event that would be reasonably likely to result in a Material Adverse Effect, the recipient party may terminate this Agreement.

    5.04    Certain Tax Matters.

    (a) Except as otherwise provided in this Section 5.04, all tax sharing agreements, arrangements, policies and guidelines, formal or informal, express or implied, that may exist between the Companies and Seller or their affiliates and all obligations thereunder shall terminate as of the Closing Date, and the Companies shall have no liability thereunder for any and all amounts due in respect to periods prior to the Closing Date. Notwithstanding any other provision of this Agreement, Seller and the Companies may make reasonable payments pursuant to such tax sharing agreements and understandings prior to the Closing Date in amounts consistent with past practices and procedures under such tax sharing agreements and the Tax Allocation Agreement shall remain in effect until any overpayments or underpayments are adjusted in accordance with past practices and procedures.

    (b) The Companies shall continue to be included, up to and including the Closing Date, in the Seller Group's consolidated federal income Tax Return and any required state or local consolidated or combined income Tax Returns that include any of the Companies (all such Tax Returns including taxable periods of the Companies ending on or before the Closing Date are hereinafter referred to as "Pre-Closing Consolidated Returns").

        Seller shall timely (which shall not preclude obtaining or filing normal or customary extensions) prepare and file (or cause to be prepared and filed) all Pre-Closing Consolidated Returns and all other Tax Returns required to be filed on or before the Closing Date with respect to the Companies (the "Seller Group Returns"). Seller shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Seller Group Returns ("Seller's Taxes").

        Purchaser and Seller agree that if the Companies are permitted under any Applicable Law relating to state or local income tax to treat the Closing Date as the last day of a taxable period, Purchaser and Seller shall treat (and cause their respective affiliates to treat) the Closing Date as the last day of a taxable period, and any Tax Return for such a period shall be considered a Seller Group Return for purposes hereof.

    (c) Purchaser shall timely (which shall not preclude obtaining or filing normal or customary extensions) prepare and file (or cause to be filed) all Tax Returns required by Applicable Law for the Companies that are not required to be prepared and filed by Seller pursuant to Section 5.04(b) ("Purchaser's Returns"). Any Purchaser's Return including a period prior to the Closing Date shall be prepared in a manner consistent with prior practice and copies of such Purchaser's Returns shall be delivered to Seller. Purchaser shall timely pay (or cause to be paid) all Taxes shown as due and payable on the Purchaser's Returns ("Purchaser's Taxes").

    (d) After the Closing Date, Seller shall submit to Purchaser blank Tax Return workpaper packages reasonably necessary for Seller to prepare any Seller Group Returns. Purchaser shall cause the Companies to prepare completely and accurately all information that Seller shall reasonably request in such workpaper packages and shall submit to Seller such packages within the later of 90 days after Purchaser's receipt thereof or 60 days after the close of the taxable period to which a workpaper package relates. Each party shall cooperate with the other in connection with any tax filing, investigation, audit or other proceeding. Purchaser and Seller and their subsidiaries shall preserve all information, returns, books, records and documents relating to any liabilities for Taxes with respect to a taxable period until the later of the expiration of all applicable statutes of limitation and extensions thereof, or the conclusion of all litigation with respect to Taxes for such period.

    (e) After the Closing Date, Seller shall indemnify and hold harmless Purchaser from and against any Tax liability with respect to (i) any Seller's Taxes; (ii) the Florida Tax Litigation; and (iii) any increase in Tax liability resulting from the Companies being severally liable for any Taxes of the Seller Group or any other consolidated group of which any of the Companies was a member prior to the Closing Date pursuant to Treasury Regulations Section 1.1502-6 or any analogous state or local tax provision; provided that Seller's liability under clause (ii) shall be subject to the limitation of paragraph 7.01(c) and shall be treated, solely for purposes of such subparagraph, as Damages and Costs and, provided, further, that Seller shall have no indemnification obligations with respect to amounts that have been accrued in the Audited Statements and the Interim Unaudited Statements (as such terms are defined in Section 3.07(b) hereof) and any regularly prepared financial statements for a period after June 30, 1995. Subject to the provisions of the third paragraph of Section 5.04(f), Seller shall pay such amounts as they are obligated to pay to Purchaser under the preceding sentence within 15 days after payment of any applicable Tax liability by Purchaser or the Companies and, to the extent not paid by Seller within such 15-day period, shall thereafter include interest thereon at the Prime Rate (reported as of the last day of such 15-day period).

        After the Closing Date, Purchaser and the Companies shall indemnify and hold harmless Seller and its affiliates from and against any Tax liability with respect to Purchaser's Taxes that are allocable to or apportioned to a period after the Closing Date. Purchaser shall pay such amounts within 15 days after payment of any such Tax liability by Seller or any of their affiliates and to the extent not paid by Purchaser within such 15-day period shall thereafter include interest thereon at the Prime Rate (reported as of the last day of such 15-day period).

    (f) In the event that Purchaser or any of the Companies receives notice, whether orally or in writing, of any pending or threatened federal, state, local, municipal or foreign tax examinations, claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect the Seller Group, or if Seller receives notice of matters that could affect Purchaser or the Companies, the party receiving notice shall notify in writing the potentially affected party within 10 days thereof. The failure of any party to give the notice required by this paragraph shall not impair that party's rights under this Agreement except to the extent that the other parties demonstrate that they have been damaged thereby.

    Subject to Section 5.04(g), each of Seller and Purchaser (as applicable, the "Controlling Party") shall have the right to control any audit or examination by any taxing authority, initiate any claim for refund, file any amended return, contest, resolve, settle and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating to or with respect to those Tax Returns that each is required to prepare and file pursuant to Sections 5.04(b) and (c); provided that, in the event that any such adjustment could have an adverse effect on the Tax liability of the other party (or affect the Purchaser by having an adverse effect on the Tax liability of the Companies, or affect Seller by having an adverse effect on the Tax liability of the Seller Group) (the "Affected Party"), the Controlling Party
(i) shall give the Affected Party written notice of any such adjustment, (ii) shall permit the Affected Party to participate in the proceeding to the extent the adjustment may adversely affect the Tax liability of the Affected Party and
(iii) shall not settle or otherwise compromise such proceeding without the prior written consent of the Affected Party, which consent shall not be unreasonably withheld or delayed. Except as specified in Section 5.04(g) or the following sentence, Seller and Purchaser shall each be entitled to retain for its own account any refunds of Taxes attributable to those Tax Returns that each is required to prepare and file pursuant to Sections 5.04(b) and (c) and shall pay to the other the amount of any refund to which the other is entitled within 15 days after the receipt of such refund and, to the extent not paid within such 15-day period, shall thereafter include interest at the Prime Rate (reported as of the last day of such 15-day period). In the case of Purchaser, a refund attributable to any Purchaser's Return including a period prior to the Closing Date shall be divided between Purchaser and Seller by recomputing the portion of Tax as readjusted that is allocable to a period prior to the Closing Date.

    Notwithstanding the foregoing, but subject to Section 5.04(g), Seller shall have the exclusive right to direct and to control the Florida Tax Litigation and to initiate any claim for refund, file any amended return and contest, resolve, settle and defend against such litigation. Purchaser shall use its best efforts to assist Seller in connection with the Florida Tax Litigation, including, without limitation, providing Seller access to information relating to the Florida Tax Litigation that is in Purchaser's or the Companies' possession and making available the officers and employees of Purchaser and the Companies to provide assistance and information in connection therewith and to continue to have the Companies participate as litigants in the Florida Tax Litigation.

    (g) To the extent permitted under applicable law, neither Purchaser nor the Companies shall carry back any tax attribute ("Purchaser Tax Attribute") to a period ending on or before the Closing Date ("Pre-Closing Period"). Notwithstanding anything to the contrary contained in this Section 5.04(g), if the failure to carry back a Purchaser Tax Attribute is not permitted by law or would be unreasonably burdensome to Purchaser, Purchaser may request Seller to waive the restrictions imposed by this Section 5.04(g), and Seller shall agree to such request unless Seller's obligations hereunder would be unreasonably burdensome to Seller. If Seller agrees to such request, and Purchaser carries back a Purchaser Tax Attribute to a Pre-Closing Period, Seller shall promptly file (or cause to be filed) a claim for refund and shall pay (or cause to be paid) to Purchaser the full amount of any resulting Tax Benefit within 30 days of the date such Tax Benefit is realized, but only to the extent that Seller would not otherwise have been entitled to utilize such Tax Attribute. The Tax Benefit shall be recomputed and any payment made in excess of the redetermined Tax Benefit shall be refunded if and to the extent that Seller subsequently realizes tax attributes that could have been utilized but for the carryback of Purchaser Tax Attributes pursuant to this Section 5.04(g). Such recomputation shall assume that the tax attributes of Seller were utilized first and that the Purchaser Tax Attributes carried back by Purchaser were then utilized in accordance with Applicable Law. For purposes hereof, "Tax Benefit" shall mean

        (i) in the case of any Tax Return, the sum of the amount by which the Tax liability is reduced (or the Tax refund is increased) plus any interest (net of Taxes, if any, thereon) relating to such Tax liability (or Tax refund), and in the case of a consolidated federal income Tax Return or unconsolidated, combined, unitary or similar state, local or other Tax return, the sum of the amount by which the Tax liability of the affiliated group of corporations is reduced (or Tax refund is increased) plus any interest (net of Taxes, if any, thereon) from such government or jurisdiction relating to such Tax liability or Tax refund;

        (ii) a Tax Benefit shall be deemed to have been realized (A) at the time any refund of Taxes is received, (B) at the time any refund of Taxes is applied against other Taxes due (which, in the case of refunds so applied in the course of an audit or other proceeding, shall be the date on which the audit or other proceeding is finalized) or (C) at the time a liability for Taxes is otherwise reduced (which, in each case, shall be 2 1/2 months after the close of the year in which such liability for Taxes arose); and

        (iii) where a party has other losses, deductions, credits or similar items available to it, losses, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

    (h) Purchaser and Seller agree that any indemnification payments made pursuant to this Section 5.04 or Article 7 shall be treated for tax purposes as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

    (i) Notwithstanding SAP accrual requirements, in preparing the Closing Balance Sheet, an accrual of liability for Taxes(to the extent not paid prior to Closing), will be included in such Closing Balance Sheet and shall only reflect (as a liability for amounts unpaid net of amounts prepaid) the portion of the Companies' Taxes allocable to the period up to and including the Closing Date ("the Companies' Accrued Taxes"). Such allocable portion shall, in the case of Taxes that are based on income or gross receipts, be determined as if the Closing Date were the last day of any applicable taxable period and, in the case of other Taxes, be apportioned ratably on a daily basis. Except as specified in the preceding sentence or the Tax Allocation Agreement, the Closing Balance Sheet specifically shall not reflect a liability for Taxes allocable to Seller Group Returns, which Taxes are solely the responsibility of Seller.

    (j) Seller agrees that upon Purchaser's request it shall file, or caused to be filed, all documents reasonably necessary for the making of an election under Section 338(h)(10) of the Code (or, at Purchaser's request, any analogous provision of any state or local tax law) and in such case shall file or cause to be filed all tax returns consistent with such election or elections. Seller agrees to provide Purchaser with all relevant information to analyze the impact of a Section 338(h)(10) election. In the event Purchaser determines to make such an election, Purchaser shall provide to Seller in writing a determination of the allocation of the Purchase Price among the assets of the Companies. Seller shall accept any such reasonable allocation by Purchaser, and Seller, Purchaser and the Companies shall file all Tax Returns in a manner consistent with such allocation.

    5.05    Regulatory Approvals and Consents.

    (a) As soon as practicable, but in any event within 30 days, after the date hereof:

        (i) Each of Purchaser and Seller will make all necessary filings under the Hart-Scott Act. Each party shall pay the expenses of preparing its own filing, and Purchaser shall pay the $45,000 filing fee.

        (ii) Purchaser shall file with the Georgia Insurance Department all Form(s) A required to request such Department's approval of the changes in control of American Southern and American Safety that will be effected by the transfer of the Shares. Seller shall cause the Companies to cooperate reasonably with Purchaser in preparing the Form(s) A. Not less than 10 days prior to making such filing, Purchaser shall deliver a copy of the filing materials to American Southern, and American Southern shall be entitled to provide comments thereon to Purchaser within 5 days after receipt. Seller shall, and shall cause the Companies to, support such filing by Purchaser, so long as it is consistent with this Agreement, and Purchaser shall use its best efforts to obtain the approval of the Georgia Insurance Department for the changes in control. All costs and fees of making such filings shall be paid by Purchaser.

    (b) Seller and Purchaser shall promptly advise the other of all oral, and promptly provide each other with copies of all written, communications, requests, inquiries or other notifications received from any Governmental Authorities with respect to the transactions contemplated hereby.

    (c) Seller shall take all reasonable action required to obtain prior to Closing all consents with respect to the material agreements listed in Section 5.05(c) of the Seller Disclosure Memorandum. To the extent any such consent has not been obtained, Seller shall continue its efforts to obtain such consent after the Closing. In order, however, that the full value of every such material agreement may be realized by Purchaser, at Purchaser's request, direction and expense, Seller shall take all such action as shall be reasonably necessary or appropriate (i) in order to preserve for the benefit of Purchaser the rights and obligations of Seller under such agreements, and (ii) to facilitate the collection of any monies due and payable, or to become due and payable, to Seller pursuant to such agreements, and Seller shall remit such monies to Purchaser within five business days of collection. Purchaser shall be entitled to the benefits accruing after the Closing Date of any such agreements, and Purchaser, at its expense, shall perform all of Seller's obligations due to be performed under any such agreements to the extent (i) Purchaser can perform such obligations without violating the terms of such agreements, and (ii) Purchaser is being provided the benefits of such agreements.

    (d) Purchaser shall take all reasonable action required to obtain all consents and approvals listed in Section 5.05(d) of the Purchaser Disclosure Memorandum.

    5.06 Best Efforts. Each of the parties hereto agrees to use its best efforts to take, or to cause to be taken, all reasonable actions and to do, or to cause to be done, all reasonable things necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

    5.07 Exclusive Dealings. Unless and until this Agreement is terminated prior to Closing pursuant to Article 8, neither of the Seller nor any of Seller's affiliates, officers, directors, agents or advisers shall, directly or indirectly, solicit, encourage or initiate any discussions or negotiations with, provide any information to, or otherwise cooperate in any other way with any Person (other than Purchaser) concerning any direct or indirect purchase of the Shares or of any substantial amount of the assets or properties of the Companies (an "Alternative Transaction").

    5.08 Expenses. Whether or not the Closing occurs, except as otherwise stated herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

    5.09 Resignations. At Closing, Seller will deliver written resignations of the Companies' directors.

    5.10 Maintenance of Records. For a period of 7 years after Closing, or for any longer period (i) as may be required by any federal, state, local or foreign Governmental Authority, (ii) as may be reasonably necessary in respect of the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation that is pending or threatened at the time of any notice to Purchaser while such records are still maintained, or (iii) that is equivalent to the period established by any applicable statute of limitations (or any extension or waiver thereof) with respect to matters pertaining to Taxes, Purchaser shall maintain and shall allow Seller, during normal business hours, through its employees and representatives, the right, at Seller's expense, to examine and make copies of, the books and records of the Companies pertaining to the Companies' business prior to the Closing Date, for any reasonable business purpose.

    5.11 Proposals. Purchaser shall promptly notify Seller of any inquiries or proposals by any Person concerning an Alternative Transaction.

    5.12 Press Releases. Except as otherwise required by Applicable Law, Purchaser and Seller shall consult with each other in advance concerning any proposed press release or public announcement pertaining to the transactions contemplated by this Agreement, and no such release or announcement shall be made unless both parties have agreed as to the timing, manner and content thereof in their reasonable judgment.

    5.13    GAAP Financial Statements.    Promptly following the Closing,
Purchaser shall cause the Companies to prepare and deliver to Seller GAAP financial statements of the Companies from January 1, 1995 through the Closing Date.


                                  ARTICLE 6
                            CONDITIONS TO CLOSING

    6.01 Conditions to Obligations of Purchaser. The obligations of Purchaser to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Purchaser at Purchaser's option):

    (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller.

    (b) Seller shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Purchaser shall have received a certificate to such effect signed by an authorized officer of Seller.

    (c) The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

    (d) The Georgia Insurance Department shall have approved the changes in control of American Southern and American Safety effected by the transfer of the Shares.

    (e) Seller shall have obtained a release from the InterRedec Pledge and the InterRedec Escrow of all of the shares subject to the InterRedec Pledge.

    (f) No order of any court or administrative agency shall be in effect which enjoins or prohibits the transactions contemplated hereby or which would limit or materially adversely affect Purchaser's ownership or control of the Companies or the business of the Companies, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the future conduct of the business of the Companies.

    (g) There shall not have occurred any Material Adverse Effect with respect to the Companies, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to June 30, 1995.

    6.02 Conditions to Obligations of Seller. The obligations of Seller to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller at Seller's option):

    (a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time, and Seller shall have received a certificate to such effect signed by an authorized officer of Purchaser.

    (b) Purchaser shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by it on or before the Closing, and Seller shall have received a certificate to such effect signed by an authorized officer of Purchaser.

    (c) The applicable waiting period under the Hart-Scott Act (and any extension thereof) shall have expired or been terminated.

    (d) All consents listed on Schedule 5.05(d) shall have been obtained and the Georgia Insurance Department shall have approved the changes in control of American Southern and American Safety effected by the transfer of the Shares.

    (e) Seller shall have obtained a release from the InterRedec Pledge and the InterRedec Escrow of all of the Shares subject to such InterRedec Pledge.

    (f) No order of any court or administrative agency shall be in effect which enjoins or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Authority (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) which might have a Material Adverse Effect on the future conduct of the business of the Companies.

    (g) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Purchaser, or any condition or event which is reasonably likely to result in a Material Adverse Effect, subsequent to June 30, 1995.


                                   ARTICLE 7
                               INDEMNIFICATION

    7.01    Indemnification by Seller.

    (a) Seller hereby agrees to indemnify and hold harmless Purchaser and the Companies from and against (i) any loss, liability, claim, obligation, damage or deficiency (any "Damage") of or to Purchaser or any of the Companies (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.04(e)) arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Seller contained in this Agreement or in any statement or certificate furnished or to be furnished to Purchaser pursuant hereto or in connection with the transactions contemplated hereby, and (ii) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) (any "Costs") incident to any of the foregoing or the enforcement of this Section 7.01.

    (b) No action or claim for Damages resulting from breaches of the representations and warranties of Seller or pursuant to Section 5.04(e) shall be brought or made after the third anniversary of the Closing Date, except that such time limitation shall not apply to (i) any breach of the representations contained in Sections 3.03 or 3.04 or (ii) any claims which exist prior to the third anniversary of the Closing Date, and which have been the subject of a written notice from Purchaser to Seller prior to such date, which notice specified in reasonable detail the nature of the claim.

    (c) Seller shall be liable to Purchaser only to the extent the cumulative total of Damages and Costs under this Section 7.01 and Section 5.04(e) exceeds $200,000 (at which time rights to indemnification may be asserted for such $200,000 amount and amounts in excess thereof) and in no event shall Seller be liable under this Section 7.01 for any amount in excess of $5,000,000; provided, however, no limitation of liability provided in this paragraph (c) shall apply to any Damage or Cost arising out of or resulting from common law fraud in connection with the transactions contemplated by this Agreement.

    (d) Any indemnification payment by Seller under this Agreement shall be reduced by the amount of any Purchaser's Tax Effect. For purposes hereof, "Purchaser's Tax Effect" shall mean an amount equal to the amount of the federal, state, local or foreign tax savings attributable to Purchaser's payment of any Damage or Cost for which it receives an indemnification payment under this Section 7.01 or under Section 5.04(e) (after taking into account the tax effect, if any, of receipt of any indemnification payment). To the extent the parties cannot agree whether any tax benefit exists or on the appropriate treatment of any tax benefit, such disagreement shall be resolved by either an accounting firm or a law firm with a nationally recognized tax practice selected jointly by Purchaser and Seller. If such parties cannot agree on a firm as specified in the prior sentence, the firm shall be selected jointly by the independent auditors of such parties.

    7.02    Indemnification by Purchaser.

    (a) Purchaser hereby agrees to indemnify and hold harmless Seller from and against (i) any Damage (other than any relating to Taxes, for which indemnification provisions are set forth in Section 5.04(e)) arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Purchaser contained in this Agreement, or in any statement or certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby, and (ii) any Costs incident to any of the foregoing or the enforcement of this Section.

    (b) No action or claim for Damages resulting from breaches of the representations and warranties of Purchaser shall be brought or made after the third anniversary of the Closing Date, except that such time limitation shall not apply to any claims which exist prior to the third anniversary of the Closing Date and which have been the subject of a written notice from Seller to Purchaser prior to such date, which notice specified in reasonable detail the nature of the claim.

    (c) Purchaser shall be liable to Seller only to the extent the cumulative total of Damages and Costs under this Section 7.02 and Section 5.04(e) exceeds $200,000 (at which time rights to indemnification may be asserted for such $200,000 amount and amounts in excess thereof) and in no event shall Purchaser be liable under this Section 7.02 for any amount in excess of $5,000,000; provided, however, no limitation of liability provided in this paragraph (c) shall apply to any Damage or Cost arising out of or resulting from common law fraud in connection with the transactions contemplated by this Agreement or the failure of Purchaser to make payments under the Purchaser Note in accordance with the terms thereof.

    (d) Any indemnification payment by Purchaser under this Agreement shall be reduced by the amount of any Seller's Tax Effect. For purposes hereof, "Seller's Tax Effect" shall mean an amount equal to the amount of the federal, state, local or foreign tax savings attributable to Seller's payment of any Damage or Cost for which it receives an indemnification payment under this
Section 7.02 or under Section 5.04(e) (after taking into account the tax effect, if any, of receipt of any indemnification payment). To the extent the parties cannot agree whether any tax benefit exists or on the appropriate treatment of any tax benefit, such disagreement shall be resolved by either an accounting firm or a law firm with a nationally recognized tax practice selected jointly by Purchaser and Seller. If such parties cannot agree on a firm as specified in the prior sentence, the firm shall be selected jointly by the independent auditors of such parties.

    7.03    Indemnification Procedures.

    (a) If a claim is made, or any suit or action is commenced for which defense or indemnity is claimed to be due under Section 5.04(e), 7.01 or 7.02, or if knowledge is received of any other state of facts which, if not corrected, may give rise to a right of defense or indemnification under Section 5.04(e), 7.01 or 7.02, the party seeking defense or indemnity ("Indemnified Party") shall give written notice to the party claimed to be liable on the defense or indemnity obligation ("Indemnifying Party") as soon as practicable after, but in no event (i) more than 10 days following notice to the Indemnified Party of any claim, suit or action for which defense or indemnity will be sought, or (ii) more than 30 days following the Indemnified Party's knowledge of any other state of facts which may give rise to a right to defense or indemnity under Section 5.04(e), 7.01 or 7.02. A failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to defend or indemnify, except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to the matter for which defense or indemnity has been claimed, and each party hereunder will render to the other such assistance as the other may reasonably require in order to assure prompt and adequate defense of any suit, claim or proceeding to which this Section 7.03 applies.

    (b) If defense or indemnification is sought with respect to a claim, suit or other proceeding against the Indemnified Party, the Indemnifying Party shall have the right to defend, compromise and settle the matter in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party under Section 5.04(e), 7.01 or 7.02 hereof; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding unless it assumes the obligation to indemnify for all losses relating thereto. The Indemnifying Party shall notify the Indemnified Party promptly if the Indemnifying Party elects to assume the defense of any such claim, suit or action. In assuming the defense of a matter hereunder, the Indemnifying Party shall have the right to select counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion. The Indemnified Party shall have the right to employ its own counsel who may associate with the counsel designated by the Indemnifying Party (upon the Indemnifying Party's assumption of the defense of the matter), but the fees and expenses of such counsel shall be at the Indemnified Party's expense.

    (c) The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, but shall not settle nor compromise any matter for which indemnification may be sought, notwithstanding this Section 7.03(c), in excess of $1,000 without the consent of the Indemnifying Party, which shall not be unreasonably withheld. Any settlement or compromise of any claim, suit or action in accordance with the preceding sentence, or any final judgment or decree entered on or in, any claim, suit or action in which the Indemnifying Party did not assume the defense in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree.

    (d) The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 7 or under Section 5.04(e). The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party's expense, in the assertion by the Indemnifying Party of any such claim against other persons.

    7.04    Sole Remedy.

    (a) Purchaser's sole and exclusive remedy for any breach of this Agreement by Seller shall be the provisions in Sections 5.04(e) and 7.01, and Purchaser hereby waives any and all other remedies which may be available at law or equity for any breach or alleged breach of this Agreement.

    (b) Seller's sole and exclusive remedy for any breach of this Agreement by Purchaser shall be the provisions in Sections 5.04(e) and 7.02, and Seller hereby waives any and all other remedies which may be available at law or equity for any breach or alleged breach of this Agreement.

    (c) Notwithstanding anything to the contrary contained herein, if the Closing occurs no claim for indemnification may be asserted under this Agreement or any document delivered in connection herewith with respect to any matter discovered or known to the party otherwise entitled to seek indemnification on or before the Closing Date.

                                   ARTICLE 8
                                  TERMINATION

    8.01 When Agreement May be Terminated. This Agreement may be terminated prior to Closing:

    (a)     By mutual written consent of Purchaser and Seller;

    (b) By Seller in the event that it has not obtained a letter of credit to be used as substitute collateral under the InterRedec Pledge by December 31, 1995 for the reasons described in the second sentence of Section 5.13(b); or

    (c)     In accordance with Section 5.03.

    8.02 Final Termination. This Agreement will terminate on January 31, 1996 if the Closing has not yet occurred.

    8.03 Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of any party or any party's officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Article 7 shall survive such termination.


                                  ARTICLE 9
                                 ARBITRATION

    9.01 Agreement to Arbitrate. Except as set forth in Sections 7.01(d) and 7.02(d), any claim, controversy or dispute arising out of or relating to this Agreement, on which an amicable understanding cannot be reached, to the maximum extent allowed by applicable law and irrespective of the type of relief sought, shall be submitted to and resolved by arbitration, and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted in Atlanta, Georgia and shall be conducted expeditiously and confidentially in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitrators may not award any punitive or exemplary damages or any damages other than compensatory, and except as such rules may be otherwise inconsistent with the express provisions of this Article 9.

    9.02 Initiating Arbitration. To initiate arbitration, a party shall notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The receiving party shall acknowledge receipt of the notice in writing within 5 days, and thereafter the parties shall attempt in good faith to resolve the dispute within 15 days. If the dispute cannot be resolved within such 15-day period, any party may file a written demand for arbitration by filing a written notice with the AAA and with the other party, complying with the AAA's prescribed procedures for such notices. Within 15 days of delivery of such demand for arbitration, each party shall appoint one arbitrator, and the arbitrators so selected shall, within 15 days of their appointment, appoint an additional arbitrator. In the event that the arbitrators selected by the parties are unable to agree upon the selection of the additional arbitrator after reasonable efforts within such 15-day period, a list of 7 qualified and available persons shall be requested from the AAA. The parties shall take turns striking one person each from the list with the last remaining person being the additional selected arbitrator. Once selected, the arbitration panel shall meet as expeditiously as possible, select a chairman, schedule the arbitration hearing, and notify the parties in writing of the date, time and place of the hearing. With respect to any arbitration pursuant to Section 2.04, the provisions of Section 2.04 shall apply where inconsistent with this Article 9.

    9.03 Effect. All conclusions of law reached by the arbitrators shall be made in accordance with the internal laws of the State of Georgia without regard for its conflict of laws doctrine. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof. The parties agree that the existence, conduct and content of any such arbitration shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by law or for financial reporting purposes in each party's financial statements.

    9.04 Costs. Each party shall pay the fees of its own arbitrator, attorneys, expenses of witnesses and all other expenses in connection with the presentation of such party's case. The remaining costs of the arbitration, including, without limitation, fees of the additional arbitrator, costs of records or transcripts and administrative fees, shall be paid as designated by the arbitrators.


                                  ARTICLE 10
                                MISCELLANEOUS

    10.01 Nature and Survival of Representations. The representations, warranties, covenants and agreements of Purchaser and Seller contained in this Agreement shall survive the Closing and shall not merge in the performance of any obligation by any party hereto. Seller acknowledges and agrees that prior to Closing, Purchaser intends to perform such investigation of the Companies as it deems necessary or appropriate; however, no investigation by Purchaser will diminish or obviate any of the representations, warranties, covenants or agreements made or to be performed by Seller pursuant to this Agreement, or Purchaser's right to rely upon such representations, warranties, covenants and agreements.

    10.02 Amendment. This Agreement may not be amended or modified without the prior written consent of all parties.

    10.03 Waiver. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

    10.04 Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia, without regard for its conflict of laws doctrine.

    10.05 Notices. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) sent by facsimile or telecopy machine, followed by confirmation mailed by first-class mail or overnight express mail, or (iv) delivered in person, at the address set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

        If to Purchaser:

        Atlantic American Corporation
        4370 Peachtree Road, N.E.
        Atlanta, Georgia  30319-3000
        Attention:  Hilton H. Howell, Jr.
        Telephone:  404-266-5505
        Telecopy:  404-231-2123

        with a copy (which shall not constitute notice) to:

        Heyman & Sizemore
        2300 Cain Tower
        229 Peachtree Street, N.E.
        Atlanta, Georgia  30303-1608
        Attention:  Neal H. Ray
        Telephone:  404-521-2268
        Telecopy:  404-521-2838

        If to Seller:

        Fuqua Enterprises, Inc.
        One Atlantic Center, Suite 5000
        1201 West Peachtree Street
        Atlanta, Georgia  30309-3400
        Attention:  John J. Huntz, Jr.
        Telephone:  404-815-2000
        Telecopy:  404-815-4529

        with a copy (which shall not constitute notice) to:

        Alston & Bird
        One Atlantic Center
        1201 West Peachtree Street
        Atlanta, Georgia  30309-3424
        Attention:  Bryan E. Davis
        Telephone:  404-881-7000
        Telecopy:  404-881-7777

    10.06 Invalid Provision. If any provision of this Agreement shall be determined by arbitrators (acting in accordance with Article 9) to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

    10.07 Subsequent SEC Filings. After the Closing, the parties agree to furnish information to each other (on a GAAP and SAP basis) so that each party may prepare any filings required to be made with the SEC or any other Governmental Authorities. The parties shall each be responsible for their own costs and expenses (including, without limitation professional fees and expenses) incurred in preparing such filings.

    10.08 Assignment. This Agreement may not be assigned or delegated by any party without the prior written consent of all other parties.

    10.09 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

    10.10 Further Assurances. Each party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

    10.11 Headings. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

    10.12 Person and Gender. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

    10.13 Entire Agreement. This Agreement, together with the Seller Disclosure Memorandum, Purchaser Disclosure Memorandum and the Exhibit referenced herein, constitute the entire agreement of the parties with respect to matters set forth in this Agreement and supersede any prior understanding or agreement, oral or written, with respect to such matters.

    10.14 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

    10.15 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.


                          [SIGNATURES ON NEXT PAGE]

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                             ATLANTIC AMERICAN CORPORATION

                                             By: /s/ Hilton H. Howell, Jr.
                                                 -----------------------------
Attest:/s/ Janie L. Ryan                     Name: Hilton H. Howell, Jr.
       ------------------------------        Title: President
Secretary

                                             FUQUA ENTERPRISES, INC.


                                             By: /s/ Lawrence P. Klamon
                                                 -----------------------------
Attest:/s/ Mildred H. Hutcheson              Name: Lawrence P. Klamon
       -----------------------------         Title: President and Chief
Secretary                                           Executive Officer

                                 EXHIBIT 2.03

                               PROMISSORY NOTE

$_______________                                         Date:____________, 1995


    FOR VALUE RECEIVED, the undersigned, ATLANTIC AMERICAN CORPORATION, hereby promises to pay to the order of FUQUA ENTERPRISES, INC. (f/k/a Vista Resources, Inc. and hereinafter, together with its successors and assigns, referred to as the "Holder") at the offices of the Holder located at 1201 West Peachtree Street, Suite 5000, Atlanta, Georgia 30309, or at such other place as the Holder may designate in writing to the undersigned, an amount equal to the aggregate amount of all payments of principal (including the Additional Amounts and accrued interest added to principal in accordance with Section 2(c) of the InterRedec Note both before and after the date hereof) and interest paid by the Holder after the date hereof under that certain Nonnegotiable Note dated October 11, 1991 ((the "InterRedec Note"); terms used herein and not defined herein have their respective defined meaning as set forth in the InterRedec
Note) executed and delivered by the Holder in favor of InterRedec Southern Company, Inc. (together with its successors and assigns including, but not limited to, the Board of Governors of the Federal Reserve System or any person or entity to whom the InterRedec Note may be pledged, "InterRedec"), a copy of which is attached hereto as Exhibit A. Payments under this Note shall be due and payable in the exact amounts and at the exact times as the amounts owing by the Holder to InterRedec are originally scheduled to become due and payable under the InterRedec Note; it being the intent of the undersigned and, by acceptance hereof, the Holder, that the undersigned shall pay the Holder an amount equal to each amount of principal (including the Additional Amounts and accrued interest added to principal in accordance with Section 2(c) of the InterRedec Note both before and after the date hereof) and interest paid from the date hereof by the Holder to InterRedec (or its successors and assigns) under the InterRedec Note simultaneously with each such payment by the Holder to InterRedec.

    The undersigned acknowledges that, as of the date hereof, the principal amount (including the Additional Amounts that have now accrued pursuant to paragraphs 2(c), 6, 7 and 8 of the InterRedec Note) due and owing by the Holder under the InterRedec Note equals $___________, which amount includes $________ of accrued and unpaid interest added to the principal amount of the InterRedec
Note in accordance with Section 2(c) of the InterRedec Note.

    The undersigned further acknowledges that the originally scheduled amounts payable under the InterRedec Note may be reduced pursuant to paragraphs 10, 11 and 16 thereof. Whether and to what extent the amounts due and owing under the InterRedec Note, and therefore this Note, are reduced pursuant to such paragraphs shall be matters solely between the Holder and InterRedec and any payment, agreement, settlement, arbitration or judicial award, or refund or return of monies with respect to such matters shall, for purposes of this Note and the amounts owing by the undersigned hereunder, be binding upon the undersigned and the undersigned shall not be entitled to withhold or offset any amount owing hereunder in the event the undersigned disputes the amount or time any payment is made by the Holder under the InterRedec Note with respect to such matters. In this connection, if, pursuant to paragraph 16 of the Note, the Holder has a claim for Damages (as such term is used in the InterRedec Note) and the Holder pays an amount of proceeds due under the InterRedec Note into escrow as contemplated therein, the undersigned shall simultaneously pay an amount of proceeds due under this Note into escrow pursuant to such terms and arrangements as the undersigned and the Holder shall mutually and reasonably agree. To the extent any Damages paid into escrow by the Holder are returned or refunded to the Holder (whether pursuant to mutual agreement or arbitration or judicial award), the escrow arranged between the Holder and the undersigned shall provide that the undersigned shall be entitled to receive the same amount of funds so refunded or returned to the Holder. To the extent InterRedec is entitled to receive (whether by mutual agreement or arbitration or judicial award) any Damages paid into escrow by the Holder, the escrow arrangements between the Holder and the undersigned shall provide that the Holder shall be entitled to receive the same amount of funds so received by InterRedec. Notwithstanding any provisions contained herein to the contrary, any payment by InterRedec to the Holder that is in satisfaction of a liability of American Southern that has been paid by American Southern shall be promptly paid to the undersigned. Pursuant to Sections 5.04(e) and 7.01 of the Stock Purchase Agreement (as defined below), the undersigned may have a separate cause of action against the Holder with respect to any such dispute relating to such matters.

    The undersigned shall have the right at any time and from time to time to prepay the indebtedness represented by this Note in whole or in part without premium or penalty, but with accrued interest to the date of such prepayment on the principal amount prepaid. By acceptance hereof, during the time this Note is outstanding, the Holder agrees not to exercise its right to prepay all or a portion of the principal of the InterRedec Note prior to its stated maturity pursuant to paragraph 9 of the InterRedec Note.

    If, pursuant to paragraph 12 of the InterRedec Note, InterRedec pays the Holder any Offset Amount thereby increasing the outstanding amount of the InterRedec Note, the Holder may, at its option, either (i) immediately pay such amount directly to the undersigned whereupon the principal amount outstanding under this Note shall be automatically increased by such amount or (ii) retain such payment by InterRedec whereupon the outstanding amount of this Note shall remain reduced by the amount of such amount retained.

    In no event shall the amount of interest due or payable under this Note exceed the maximum rate of interest allowed by applicable law and, in the event any such payment is inadvertently paid by the undersigned or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal, unless the undersigned shall notify the Holder in writing that the undersigned elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the undersigned not pay and the Holder not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the undersigned under applicable law.

    Each of the following events shall constitute an "Event of Default" under this Note: (i) failure of the undersigned to pay any amount due hereunder when due and the continuance of such failure for a period of five business days after written demand therefor, or the undersigned shall in any way fail to comply with the other terms, covenants or conditions contained in this Note or in the Stock Purchase Agreement; (ii) any oral or written representation or warranty made at any time by the undersigned to the Holder under the Stock Purchase Agreement or otherwise shall prove to have been incorrect or misleading in any material respect when made; (iii) the undersigned shall (a) commence a voluntary case under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect); (b) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts; (c) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws; (d) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (e) be unable to, or admit in writing its inability to, pay its debts as they become due; (f) make a general assignment for the benefit of creditors; or (g) make a conveyance fraudulent as to creditors under any state or federal law; or (iv) a case or other proceeding shall be commenced against the undersigned in any court of competent jurisdiction seeking (a) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy law (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts or (b) the appointment of a trustee, receiver, custodian, liquidator or the like for the undersigned or all or any substantial part of the assets, domestic or foreign, of the undersigned.

    Upon the occurrence of an Event of Default (other than an Event of Default described in clause (iii) or (iv) of the definition thereof), at the option of the Holder, and without demand or notice of any kind, all outstanding amounts under this Note (as determined by the then outstanding amounts under the InterRedec Note) may be immediately declared, and thereupon shall immediately become, in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise. Upon the occurrence of an Event of Default described in clause (iii) or (iv) of the definition thereof, all outstanding amounts owing under this Note (as determined by the then outstanding amounts under the InterRedec Note), without demand or notice of any kind, shall immediately become in default and due and payable and the Holder may exercise any and all rights and remedies available to it at law, in equity or otherwise.

    Upon the occurrence of an Event of Default under this Note, interest shall accrue on the outstanding principal amount of this Note (including all Additional Amounts) at the lower of (i) the Prime Rate (as defined in the InterRedec Note) plus two percentage points (2%) or eighteen percent (18%) per annum, such interest, and such principal, being payable on demand.

    The Holder shall maintain a ledger or other statement of account regarding the amounts due under the InterRedec Note and therefore this Note; provided, however, that the failure of the Holder to maintain such ledger or statement shall in no way affect its rights or the undersigned's obligations hereunder. The entries in such ledger or statement shall be binding and conclusive upon the undersigned absent manifest error.

    The undersigned shall pay all expenses incurred by the Holder in the collection of this Note, including, without limitation, the reasonable fees and disbursements of counsel to the Holder if this Note is collected by or through an attorney-at-law. However, the undersigned shall not be liable for any costs of collection, including attorneys' fees and disbursements, paid by the Holder to InterRedec.

    Time is of the essence of this Note.

    The undersigned agrees that all of its payment obligations hereunder shall be absolute, unconditional and, for the purposes of making payments hereunder, the undersigned hereby waives any right to assert any setoff, counterclaim or cross-claim including any right to setoff amounts due and owing hereunder by reason of any claim for indemnification under the Stock Purchase Agreement. Any such claim for indemnification shall be made in a separate cause of action and shall not affect, impair, reduce or modify the amounts owing by the undersigned hereunder.

    No delay or failure on the part of the Holder in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Holder of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.

    All amendments to this Note, and any waiver or consent of the Holder, must be in writing and signed by the Holder and the undersigned.

    The undersigned hereby waives presentment, demand, notice of dishonor, protests and all other notices whatever.

    THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

    This Note is the Purchaser Note referred to in Section 2.03(a) of that certain Stock Purchase Agreement dated as of October 16, 1995 (the "Stock Purchase Agreement") by and between the initial Holder and the undersigned and is subject to, and is entitled to the benefits of, the terms and provisions of the Stock Purchase Agreement.

    This Note shall be binding upon the successors and assigns of the undersigned. A Holder of this Note may assign or transfer this Note to any person or entity without notice to, or the consent of, the undersigned.

    Any notice to be given hereunder shall be in writing, shall be sent to such person's address set forth below its signature hereto and shall be deemed received (i) on the earlier of the date of receipt or the date three business days after deposit of such notice in the United States mail, if sent postage prepaid, certified mail, return receipt requested or (ii) when actually received, if personally delivered or (iii) one business day after deposit of such notice with a recognized overnight courier or (iv) when confirmation of transmission has been received by the sender, if via facsimile transmission.


                          [SIGNATURES ON NEXT PAGE]

      [SIGNATURE PAGE TO AAC/FUQUA PROMISSORY NOTE DATED ______________, 1995]

    IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Promissory Note under seal as of the date and year first written above.

                                            ATLANTIC AMERICAN CORPORATION


                                            By:
                                               -----------------------------
                                                 Name:
                                                      ----------------------
                                                 Title:
                                                       ---------------------
                                            ATTEST:



                                            By:
                                               -----------------------------
                                                 Name:
                                                      ----------------------
                                                 Title:
                                                       ---------------------

                                                [CORPORATE SEAL]

                                            Address for Notices:

                                            4370 Peachtree Road, N.E.
                                            Atlanta, Georgia 30319-3000
                                            Attn.: Hilton H. Howell, Jr.
                                            Telecopy No.: (404) 231-2123
Accepted:

FUQUA ENTERPRISES, INC.

By:
   ----------------------------
     Name:
          ---------------------
     Title:
           --------------------

Address for Notices:

One Atlantic Center, Suite 5000
1201 West Peachtree Street
Atlanta, Georgia  30309
Attn.: John J. Huntz, Jr.
Telecopy No.: (404) 815-4529

                                   EXHIBIT A


                               NONNEGOTIABLE NOTE



$8,000,000.00                                                  October 11, 1991



         FOR VALUE RECEIVED, the undersigned, Vista Resources, Inc. ("Vista"), promises to pay to InterRedec Southern Company, Inc. ("InterRedec"), at such place as InterRedec may designate in writing, the original principal sum of Eight Million Dollars and no cents ($8,000,000.00), on October 11, 1996; plus accrued and unpaid interest on the unpaid balance of such principal amount, at the rate of interest and at the times described below, until full and final payment.

         1. Interest on the unpaid principal balance of this Note shall accrue at an annual rate (computed on the basis of actual days elapsed over a 365-day year) of the Prime Rate (as defined below). Vista shall pay all costs of collection, including reasonable attorney's fees, if this Note is collected by legal action or through an attorney at law.

         2. All principal and interest shall be paid in immediately available funds and in lawful money of the United States of America as follows:

                 (a) Principal shall be due and payable in full on October 11, 1996, together with all accrued and unpaid interest.

                 (b) One-half of the interest accruing on the outstanding principal amount of this Note from the date hereof until such principal amount is paid in full shall be payable quarterly on the last day of each calendar quarter (March 31, June 30, September 30, and December 31) during the term of this Note.

                 (c) One-half of the interest accruing on the outstanding principal amount of this Note from the date hereof until such principal amount is paid in full shall be added to the principal amount of this Note and shall be due and payable in full (without interest) on October 11, 1996.

                 (d) Whenever a payment under this Note becomes due on a day which is not a business day, the due date for such payment shall be extended to the next succeeding business day, and interest applicable to such amount shall accrue during any such extension.

         3. "Prime Rate" shall mean the rate stated in the Wall Street Journal on the first business day of each calendar month as the prime rate. Any change in the interest rate hereunder resulting from a change in the Prime Rate shall be effective as of the beginning of the first calendar day of each calendar month on which the Prime Rate changes.

         4. The annual interest rate accruing on this Note on the date of its execution equals eight percent (8%).

         5. This Note is issued pursuant to, and shall be subject to and have the benefits of, that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of September 17, 1991, by and among Vista; Concorde Finance & Investment, Inc., a Delaware corporation; InterRedec; InterRedec, Inc., a Delaware corporation; and American Southern Insurance Company ("ASICo") and the related Pledge and Security Agreement dated of even date by and between Vista and InterRedec.

         6. In addition to any other amounts due and payable under this Note, Vista promises to pay to InterRedec One Million Dollars and no cents ($1,000,000.00) on October 11, 1996 if the Earnings Before Taxes (as defined below) of ASICo and its subsidiaries, on a consolidated basis, equal or exceed Five Million Dollars and no cents ($5,000,000.00) for its fiscal year ending December 31, 1992. Any additional amount due to InterRedec under this Paragraph 6 shall accrue interest under this Note in accordance with Paragraph 1 of this Note from January 1, 1993 through October 11, 1996. (The additional amount, if any, payable under this Paragraph 6 shall be referred to in this Note as the "First Additional Amount.")

         7. In addition to any other amounts due under this Note, Vista promises to pay to InterRedec One Million Dollars and no cents ($1,000,000.00) on October 11, 1996 if the Earnings Before Taxes (as defined below) of ASICo and its subsidiaries, on a consolidated basis, equal or exceed Fifteen Million Dollars and no cents ($15,000,000.00) on an aggregate basis for its fiscal years ending December 31, 1992, December 31, 1993, and December 31, 1994. Any additional amount due to InterRedec under this Paragraph 7 shall accrue interest under this Note in accordance with Paragraph 1 of this Note from January 1, 1995 through October 11, 1996. (The additional amount, if any, payable under this Paragraph 7 shall be referred to in this Note as the "Second Additional Amount"; and the First Additional Amount and the Second Additional Amount collectively shall be referred to in this Note as the "Additional Amounts".)

         8. "Earnings Before Taxes" shall mean the pre-tax earnings of ASICo and its subsidiaries, on a consolidated basis, as determined in accordance with generally accepted accounting principles, consistently applied, as adjusted, where not otherwise duplicative, (a) to eliminate any adjustments to the value of assets or liabilities or other accounting adjustments resulting from the application of "purchase accounting principles"; (b) to include reasonable finance charges related to injections of capital in any form contributed by Vista or any third party; and (c) to eliminate any payments or expense accruals charged by or on behalf of any corporation or other entity affiliated with American Southern other than its subsidiaries (other than payments made directly to third parties relating to ASICo or its subsidiaries.). (Notwithstanding that management fees and certain other expenses are disregarded in computing the amount of Earnings

Before Taxes, nothing in this Paragraph 8 shall be construed as denying Vista the right to assess any such charges.)

         9. Vista shall have the right at any time and from time to time to prepay the indebtedness represented by this Note in whole or in part without premium or penalty, but with accrued interest to the date of such prepayment on the principal amount prepaid.

         10. Upon the occurrence of any of the following events, the principal amount of this Note shall automatically be reduced by an amount determined under Section 3.03 of the Stock Purchase Agreement (an "Offset Amount") for which InterRedec is determined to be obligated to Vista (and any such Offset Amount shall first reduce the amount of any Additional Amounts before reducing the original principal amount of this Note):

                 (a) Vista and InterRedec shall agree in writing (including an agreement as to the amount owed by InterRedec to Vista) that InterRedec is obligated to Vista for indemnification under the Stock Purchase Agreement and InterRedec shall not have paid Vista such amount within seven (7) days of the date of such agreement;

                 (b) Vista and InterRedec shall agree to arbitration procedures with respect to a dispute concerning the indemnification provisions of the Stock Purchase Agreement, the arbitrator thereunder shall enter an award in Vista's favor, and InterRedec shall not have paid Vista the amount of such award within (7) days of the date such award is entered; or

                 (c) A court of competent jurisdiction shall enter a judgment concerning the indemnification provisions of the Stock Purchase Agreement in Vista's favor and InterRedec shall not have paid Vista the amount of such judgment within seven (7) days of the date such judgment is entered.

         11. Upon the final assessment of any amount of Taxes (as defined in the Stock Purchase Agreement) against ASICo or any of the Subsidiaries for any taxable period ending on or before the date of the Closing, which final assessment is paid by Purchaser or ASICo and is not reimbursed by any of the Sellers within five (5) business days after receipt by Sellers of notice from Purchaser or ASICo that it has paid such Taxes, the principal amount of this Note shall automatically be reduced by the Offset Amount with respect to such final assessment (and any such reduction shall first reduce the amount of any Additional Amounts before reducing the original principal amount of this Note).

         12. Notwithstanding anything in Paragraph 10 or 11 of this Note, if, after the date on which the principal amount of this Note has been reduced by an Offset Amount, InterRedec pays Vista the Offset Amount, then the principal amount of this Note immediately shall be increased for all purposes by the amount which InterRedec pays Vista.

                 13. Notwithstanding any provision to the contrary in this Note, no party shall be required to pay, and no party shall be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Note, then any Excess Interest shall be refunded to the payor thereof, and the interest rate provided for and this Note shall automatically be reduced to the maximum lawful rate allowed from time to time under applicable law.

                 14. Upon the occurrence of and during the continuance of one or more Events of Default under and as defined in the Pledge and Security
Agreement:

                          (a)     the full amount of this Note may, at the
option of InterRedec, be declared and immediately become due and payable, and InterRedec, subject to the limitations set forth in the Pledge and Security Agreement, may exercise any rights available to it at law and in equity, or available under any agreement, relating to this Note; and

                          (b)     interest accruing under this Note shall
accrue at the lower of (1) the Prime Rate plus two percentage points (2%), or
(2) eighteen percent (18%) per annum.

                 15. If the amount of this Note shall become due and payable pursuant to Paragraph 14 of this Note, Vista shall immediately pay the outstanding amount due under this Note into an escrow account (and shall deposit the First Additional Amount and the Second Additional Amount, if any, directly into the escrow account within five (5) business days of the dates such amounts are finally determined to be due pursuant to Section 17 of this Agreement,) with a bank that is reasonably acceptable to the parties and pursuant to an escrow agreement in a form reasonably satisfactory to the parties. The escrow agreement shall provide that (a) Vista shall have the right to receive escrowed funds under the circumstances it would be entitled to exercise its offset rights hereunder, and (b) any remaining escrowed funds shall be released to InterRedec on the stated maturity date of this Note, except that if on such date there are one or more outstanding claims for Damages (as defined in the Stock Purchase Agreement), an amount of the escrowed funds which would otherwise be released to InterRedec, equal to the maximum amount of such claims for Damages, shall remain in escrow until the resolution of such claims.

                 16. If, at the maturity of this Note, there are one or more outstanding claims for Damages (as that term is defined in the Stock Purchase Agreement), an amount of the proceeds due under this Note equal to maximum amount of such claims for Damages shall be paid into escrow pursuant to such terms and arrangements as the parities shall mutually and reasonably agree.

                 17. Vista shall deliver to InterRedec a written computation of the Earnings Before Taxes by March 31, 1993, with respect to the First Additional Amount, and March 31, 1995, with respect to the Second Additional

Amount. InterRedec shall be deemed to have accepted each such computation provided unless, within forty-five (45) days after receipt of such written computation, InterRedec notifies Vista of its objection in writing and, in that event, Vista shall provide InterRedec with information pertinent to its computation of Earnings Before Taxes for such years, together with such access to the pertinent accounting records of American Southern and its subsidiaries as InterRedec may reasonably request. If the parties are unable to resolve any disputes relating to the computation of Earnings Before Taxes within thirty
(30) days of InterRedec's notice of objection to Vista's computation, the parties shall promptly refer the matter for arbitration to a mutually agreed major accounting firm of a national standing which, at the time of such submission, does not represent or has not represented any of the parties hereto, and the decision of such major accounting firm shall be rendered within not more than twenty (20) days of submission and shall be final and binding on the parties. The expense of such arbitration shall be borne equally by the parties.

                 18. If, during the term of this Note, Vista sells all of the outstanding stock or substantially all of the assets of ASICo to a third party (a "Subsequent Purchaser"), Vista may assign all of its rights and obligations under this Note, together with all of its rights and obligations under the Stock Pledge and Security Agreement, to such Subsequent Purchaser; provided, however, that Vista (1) must first obtain the written consent of InterRedec to such assignment which, based upon InterRedec's judgment of the creditworthiness of the Subsequent Purchaser, shall not unreasonably be withheld, or (2) delivers to InterRedec a bank letter of credit in a form and from a bank reasonably acceptable to InterRedec and in an amount which at all times shall be at least equal to the outstanding principal amount of this Note.

                 19. The failure or forbearance of InterRedec to exercise any right hereunder, or otherwise granted to it by law or another agreement, shall not affect or release the liability of Vista, and shall not constitute a waiver of such right unless so stated by InterRedec in writing.

                 20. This Note shall be governed by and construed in accordance with the substantive laws of the State of Georgia.

                 This Note is executed under the hand and seal of Vista on the date first-above written.


                                              VISTA RESOURCES, INC.

          [CORPORATE SEAL]

                                              By: /s/ Samuel W. Norwood III
                                                 -------------------------------
                                              Title: President and CEO
                                                    ----------------------------

Accepted by:

INTERREDEC, INC.


By: /s/ Bill W. Batastini
   -------------------------------
   Bill W. Batastini
   Vice President



INTERREDEC SOUTHERN COMPANY, INC.


By: /s/ Bill W. Batastini
   -------------------------------
   Bill W. Batastini
   Vice President



CONCORDE FINANCE & INVESTMENTS, INC.


By: /s/ Bill W. Batastini
   -------------------------------
   Bill W. Batastini
   Vice President